Exhibit 10.1

Amended and Restated Guaranty Agreement

This Amended and Restated Guaranty Agreement (“Amendment”) is made 8 day of June 2006, (“Effective Date”) by Victor and Terina Salerno, a married couple (collectively, “Salernos”), and American Wagering, Inc., a Nevada corporation (“AWI”). This Amendment amends and restates the prior Guaranty Agreement dated February 7, 2006, in its entirety.

Recitals

A. Victor Salerno, individually and husband to Terina Salerno, is Chairman of the Board and Chief Executive Officer of American Wagering, Inc.

B. Terina Salerno, individually and wife to Victor Salerno, is General Counsel for American Wagering, Inc.

C. On or about January 30, 2006, Salernos executed a U.S. Bank Private Select Home Equity Creditline Agreement (“Creditline Agreement”) in which Salernos received a Personal Revolving Line of Credit (“RLOC”) from US Bank National Association for Five Hundred Thousand Dollars ($500,000) secured by a Deed of Trust upon Salernos’ primary residence. The Creditline Agreement, and all related Collateral Documents executed by Salernos to obtain the RLOC, is attached as Exhibit A.

D. American Wagering, Inc. (“AWI”) is a publicly traded holding company for several wholly owned subsidiaries that participate in various aspects of the gaming industry.

E. In particular, through its wholly owned subsidiary, AWI Gaming, Inc., AWI anticipates closing the purchase of a small rural casino and hotel on the first day of the month following the Nevada Gaming Commission’s approval of the acquisition by AWI Gaming.

F. To ensure that AWI Gaming, Inc. has all the financing required to close the transaction, AWI desires Salernos to guaranty, and Salernos consent to act as Guarantor for, amounts not to exceed Five Hundred Thousand Dollars of indebtedness owed by AWI, and or its various wholly owned subsidiaries, including AWI Gaming, Inc.

The parties agree to the following terms:

Terms

1. Incorporation of Recitals. The Recitals are incorporated in full into this Agreement.

2. Guarantor. Guarantor agrees to guarantee certain indebtedness of AWI, and/or AWI’s wholly owned subsidiaries, in amounts not to exceed the aggregate of $500,000, so long as AWI meets the obligations as and when due and pays the interest on same promptly and in all things conducts its business in a businesslike manner.

3. Consideration. AWI agrees that as a consideration to Guarantor for their guarantee that AWI will pay Guarantor a monthly payment of ten percent on any outstanding balance. AWI further agrees to reimburse Guarantor for all Finance Charges, Fees, and Payments owed by Guarantor to US Bank related to or arising from the RLOC.

4. Term. This Agreement shall be in force and effect for a period of five (5) years from this date and no longer unless extended by endorsement by the respective parties here and providing that the Agreement may be terminated during the year should either party fail to carry out its part of the Agreement, or by mutual consent.

5. Indemnity. AWI agrees to hold Guarantor harmless as to any liability that Guarantor, individually or collectively, may incur by reason of this Guaranty Agreement. This provision shall survive the termination of this Agreement.

6. Assignment. This Agreement and the rights or obligations under this Agreement is personal to the parties and may not be assigned, or transferred without written authorization from the other party which shall not be unreasonably withheld.

7. Notice. Notices and other communication under this Agreement shall be sent to the Parties at the address or fax number shown herein or to such other address or fax number as one Party may provide by notice to the other in writing. No notice shall be effective until actually received, unless the intended recipient fails to maintain, or fails to notify the other Party of any relevant change of its name, address or fax number, in which case such notice shall be effective when sent in accordance with this Section 7.

In the case of AWI:

Timothy Lockinger, CFO

American Wagering, Inc.

675 Grier Drive

Las Vegas, Nevada 89119

Fax: (702) 735-0142

In the case of Guarantor:

Terina Salerno

American Wagering, Inc.

675 Grier Drive

Las Vegas, Nevada 89119

Fax: (702) 735-0142

8. Waiver/ Modification. No waiver of any term, condition, or obligation of this Agreement or assent to the breach of any term, condition, or obligation shall be construed by the failure of either party to act in the event the other party shall be in default of this Agreement, nor shall such failure to act be construed as assent to any other or future breach of the same or any other term, condition, or obligation of this Agreement.

9. If any term or provision of this Agreement should be held to be void or unenforceable, in whole or in part, by a court of competent jurisdiction, then such court shall correct the defect in a narrowly tailored manner to approximate the manifest intent of the Parties.

10. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada. The Parties consents to personal jurisdiction, as well as venue for any claim regarding or arising out of this Agreement in the appropriate state or federal court located in Clark County, Nevada.

11. Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof. Any prior or contemporaneous understandings or agreements, oral or written, are hereby cancelled and superseded by this Agreement and are of no further force or effect. This Agreement may be changed, waived, discharged or terminated only by an instrument in writing, signed by the Party against which enforcement of such change, waiver, discharge or termination is sought. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns and may be executed in one (1) or more counterparts. The Parties acknowledge that each of them has reviewed this Agreement and has had an opportunity to have this Agreement reviewed by their attorneys and that any rule or construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement, including amendments or any Exhibits.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the Effective Date.

AMERICAN WAGERING, INC.		GUARANTOR

By:	/s/ Timothy F. Lockinger	By:	/s/ Victor Salerno
Name:	Timothy Lockinger	Name:	Victor Salerno
Title:	CFO	Title:	Individual

GUARANTOR

		By:	/s/ Terina Salerno
		Name:	Terina Salerno
		Title:	Individual